Exhibit 99.1

   First Consulting Group (FCG) Reports Third-Quarter 2005 Results

    LONG BEACH, Calif.--(BUSINESS WIRE)--Oct. 27, 2005--First
Consulting Group (NASDAQ:FCGI):

    -- Reports Third-Quarter Net Revenue of $72.7 Million and Loss of $0.01 per share

    --  Continued Strong Balance Sheet; Cash of $33.3 Million and No
        Debt

    --  Makes Significant Progress in Cost Reduction Efforts

    FCG (NASDAQ:FCGI), a leading provider of outsourcing, consulting and systems implementation and integration services to the health-related industries, today reported financial results for the third quarter ended September 30, 2005.

    Third-Quarter Performance

    Revenues before out-of-pocket reimbursements ("net revenues") for the third quarter of 2005 were $72.7 million, up 7.1% from $67.9 million in the prior quarter, and up 11.4% from $65.3 million in the third quarter of 2004. Third quarter revenues include $10.9 million in revenues from the New York Presbyterian and UMass Memorial outsourcing accounts that are expected to wind down completely at the end of 2005 and a one time $1.0 million direct pass through of revenue with no margin to FCG from transitioning out subcontractor services at the UHHS outsourcing account.
    FCG reported a loss of $240,000, or $0.01 per share, for the third quarter of 2005, compared to a loss of $6.9 million, or $0.28 per share, in the prior quarter which included a $6.0 million non-cash tax valuation allowance, and net income of $1.3 million, or $0.05 per share, in the third quarter of 2004. Severance, as part of the overall cost reduction program, totaled $500,000 in the quarter.

    Cash Position

    Total cash and investments decreased to $33.3 million at the end of the third quarter of 2005, compared to $35.4 million in the prior quarter. Days sales outstanding decreased to 36 days in the third quarter of 2005, compared to 38 days in the second quarter of 2005, due to the temporary increase in revenue mix from outsourcing. FCG has no long-term debt.
    Luther Nussbaum, FCG's chairman and chief executive officer, said, "We continue to make good progress in our plan to become and remain profitable. We still have more work in the fourth quarter and going forward, but our goal remains to be increasingly profitable beginning with the first quarter of 2006. With the changes in our Outsourcing business that have occurred in 2005, two new clients and two clients exiting, we now expect our total quarterly revenues to be $63 to $65 million. We are driving to our short term goal in 2006 of 5% operating income, which would be approximately $0.08 per share per quarter, and then expanding that toward our longer term targeted goals of 8%-10%. We expect profitability improvement in Outsourcing beginning in 2006 as a result of eliminating zero margin revenue associated with ACS at UHHS and the wind down of UMass Memorial. We are restructuring Life Sciences and expect it to be profitable in the first quarter. We believe that FirstGateways(TM) has been ahead of the market, but we continue to see signs that the market is forming. With national priorities being placed on RHIO's, bio-terrorism and epidemic/pandemic tracking, supported by proposed Stark law regulation changes for the e-prescribing and electronic health records, we believe the market has very good potential. We continue to see opportunities within Health Delivery Services for large clinical implementations and adoption of our blended shore delivery approach. Our strategy for Health Plan launched a year ago is taking hold and our execution has resulted in profitability in that business. While we have opportunities in front of us and will pursue growth opportunities prudently, we are committed to establishing solid profitability with significant free cash flow."


    Financial Summary and Highlights

    -- Revenues for the third quarter of 2005 were up almost $5 million over last quarter, primarily due to increased revenues in Outsourcing attributable to two new contracts previously announced.

    -- The cash decrease of $2.2 million is primarily attributable to agreed upon deferred services fees and transition fees at Continuum.

    --  Accomplishments in Quarter and Recent Developments:

        -- Announced mutually agreed termination of the Company's outsourcing agreement with UMass Memorial. Termination-related fees that are payable by UMass Memorial under the termination agreement are expected to positively affect revenues and profit in the fourth quarter of 2005.

        -- Health Plan revenues increased $800,000 from last quarter with profitability increasing by nearly the same amount. Health Plan expects continued profitability throughout the fourth quarter of 2005 and the first half of 2006.

        -- Under absorbed infrastructure expenses were $180,000, down from $700,000 in the prior quarter, primarily due to increased utilization of the Company's facilities and associates in the Nashville data center. Upon the full implementation of already signed outsourcing business, FCG anticipates infrastructure expenses to approach full absorption in the first half of 2006.

        -- The annual savings from reductions in salaries, benefits, and travel related expenses are expected to be approximately $4.0 million for the full year 2006.

        -- Reduced non-billable headcount to 12.0% in the third quarter of 2005 compared to 14.9% in the prior quarter. The Company has set a target of 11% during the first half of 2006.

        -- Increased utilization targets in most practice areas by 200-300 basis points.

        -- In Life Sciences, initiated plan to return to profitability in the first quarter of 2006 by reducing office space in the United States by more than 60%, restructuring the sales force, reducing general and administrative expenses, and improving project margins. The new business model is expected to be profitable at a resized quarterly revenue base of $7.5 to $8.0 million.

        --  Incurred substantial project-related expenses in Life
            Sciences building out the Medical Information module for FirstDoc(R) which is expected to be complete by year end.

        -- Substantially transitioned to FCG most of the services at UHHS previously being performed by ACS with no margin to FCG.

        -- Continued strong activity and opportunity in the Independent Software Vendor (ISV) market for the Company's offshore development services.

        -- Incurred $500,000 in selling commission expense related to the successful signing of new outsourcing transactions during the third quarter.

    Outlook

    FCG expects fourth quarter of 2005 performance to result in operating profitability as it continues its cost reductions and outsourcing account transitions. The Company is focused on stronger and sustainable profitability beginning in the first quarter of 2006. The key impact items to the fourth quarter are anticipated to be:

    -- FCG expects to reduce its office space in Life Sciences. With market price less than FCG's current lease price, a one time closure expense of approximately $1.0 million is expected to be recorded in the fourth quarter of 2005.

    -- FCG expects additional severance costs as it completes the cost rationalization in its practice areas by year end of 2005.

    -- Cash from operations is expected to continue to decrease in the fourth quarter of 2005 due to costs, deferred fees and transition expenses at the Company's new outsourcing accounts. However, this decrease is expected to be offset by a payment due from New York Presbyterian, expected to be received by year end or shortly thereafter.

    "Our near-term goal is $0.08 to $0.10 per share per quarter profitability. To achieve this profit level, we need to accomplish several things over the coming quarters, including increasing utilization, reducing sales costs, continuing to sign new business and contracts, improving and leveraging G&A structure and improving project margins. We made significant progress last quarter on developing and starting to implement a plan to achieve our objectives, and some of this effort was realized in the quarter. We are now aggressively executing on our plans to reach meaningful profitability. We are not giving specific guidance relative to our performance in 2006, but feel it is helpful for stockholders to understand our goals and the specific measures we are addressing to turn those goals into actual results," said Nussbaum.
    In addition to needing to successfully achieve the measures described above, the Company reiterated that its ability to maintain and grow revenue and to expand earnings also continues to be dependent on the adoption of blended shore delivery in the Health Delivery Services segment; its ability to obtain new outsourcing contracts and secure a renewal on the University of Pennsylvania Health System engagement by March 2006; and increasing growth of its product offerings. FCG continues to invest in several outsourcing and implementation opportunities, new or extended service and product offerings, and recruiting key resources.

    Third Quarter 2005 Conference Call

    FCG will hold an investor conference call to discuss third quarter 2005 results on Thursday, October 27, 2005, at 4:45 p.m. Eastern Daylight Time (1:45 p.m. Pacific Daylight Time). This call is being webcast and can be accessed at FCG's website at www.fcg.com, where it will also be archived. The webcast can also be accessed at www.earnings.com.

    About FCG

    FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients' performance. The firm's consulting and integration services increase clients' operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

    Forward-Looking Statements

    This news release includes forward-looking statements based on FCG's current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by the Company. These forward-looking statements can typically be identified by use of words such as "believes," "anticipates" or "expects" and include statements regarding (i) the future prospects of FCG's business in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG's ability to transition its new outsourcing clients to FCG's outsourcing services and FCG's ability to gain closure on other engagements, including new outsourcing engagements and large scale implementations; (iv) the ability of FCG to deliver effective offsite and blended shore services and resources to its clients; (v) FCG's anticipated financial and operating performance and goals as set forth in this release, including its ability to maintain and increase profitability, and leverage its current level of infrastructure costs and corporate general and administrative expenses. These forward-looking statements involve known and unknown risks which may cause the Company's actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.
    Some of the risks investors should consider include the following:
(a) the unpredictable nature of the Company's pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG's clients and the markets that they serve, which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the ability of FCG to deliver services on an offsite and/or blended shore basis utilizing a global operations base, including its operations in Nashville, Tennessee, India, Vietnam, and Europe; (d) the ability of FCG to increase its sales effectiveness;
(e) the ability of FCG to leverage general and administrative expenses and its service centers and achieve cost rationalization goals; (f) the importance of FCG's personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (g) foreign currency exchange rates and cost of labor and availability of resources in FCG's offshore development centers; (h) the ability of FCG to effectively manage client expectations, service levels and cost reductions on the outsourcing accounts; and (i) other risk factors referenced in the Company's most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.
    In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG's objectives or plans will be achieved. FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


First Consulting Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands except per share data)


                                   3 Months Ended     9 Months Ended
                                 ----------------- -------------------
                                 Sept 30, Sept 24, Sept 30,  Sept 24,
                                   2005     2004      2005      2004
                                 -------- -------- --------- ---------

Revenues before reimbursements
 (net revenues)                  $72,717  $65,302  $208,780  $197,892
Reimbursements                     3,887    4,430    11,321    12,866
                                 -------- -------- --------- ---------
     Total revenues               76,604   69,732   220,101   210,758

Cost of services before
 reimbursable expenses            50,941   43,681   146,536   133,004
Reimbursable expenses              3,887    4,430    11,321    12,866
                                 -------- -------- --------- ---------
     Total cost of services       54,828   48,111   157,857   145,870

                                 -------- -------- --------- ---------
     Gross profit                 21,776   21,621    62,244    64,888

Selling expenses                   7,621    6,520    21,473    20,883
General and administrative
 expenses                         14,591   12,737    43,931    37,741
                                 -------- -------- --------- ---------
     Operating income (loss)        (436)   2,364    (3,160)    6,264
Interest income, net                 234      185       674       529
Other income (expense), net          (18)      18       (51)     (113)
Expense for premium on
 repurchase of stock                   -        -         -    (1,561)
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations
      before income taxes           (220)   2,567    (2,537)    5,119
Income tax provision                  20    1,135     5,381     2,945
                                 -------- -------- --------- ---------
     Income (loss) from
      continuing operations         (240)   1,432    (7,918)    2,174
Loss on discontinued operations,
 net of tax benefit                    -     (167)     (537)     (512)
                                 -------- -------- --------- ---------
     Net income (loss)             $(240)  $1,265   $(8,455)   $1,662
                                 ======== ======== ========= =========

Basic EPS:
     Income (loss) from
      continuing operations, net
      of tax                      $(0.01)   $0.06    $(0.33)    $0.09
     Loss on discontinued
      operations, net of tax           -    (0.01)    (0.02)    (0.02)
                                 -------- -------- --------- ---------
Net income (loss)                 $(0.01)   $0.05    $(0.35)    $0.07
                                 ======== ======== ========= =========

Diluted EPS:
     Income (loss) from
      continuing operations, net
      of tax                      $(0.01)   $0.06    $(0.33)    $0.09
     Loss on discontinued
      operations, net of tax           -    (0.01)    (0.02)    (0.02)
                                 -------- -------- --------- ---------
Net income (loss)                 $(0.01)   $0.05    $(0.35)    $0.07
                                 ======== ======== ========= =========
Basic weighted avg. shares        24,468   24,339    24,429    24,612
Diluted weighted avg. shares      24,468   24,405    24,429    24,789



First Consulting Group, Inc. and Subsidiaries
Consolidated Balance Sheet Data
(in thousands except per share data)

                                                 Sept. 30,   Dec. 31,
                                                    2005       2004
                                                 ---------- ----------

Cash, cash equivalents, and investments            $33,253    $40,321
Accounts receivable, net                            19,205     26,266
Unbilled receivables                                15,796     11,005
Current assets                                      80,522     88,471
Total assets                                       129,503    140,399
Current liabilities                                 31,126     31,770
Long-term debt                                           -          -
Total stockholders' equity                          86,694     96,315



Selected Business Metrics

                                          Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
                                        ------ ----- ----- ----- -----

Revenues before reimbursements (net
 revenues) ($ in millions)               72.7  67.9  68.1  72.0  65.3
Out-of-pocket reimbursements ($ in
 millions)                                3.9   3.8   3.7   4.5   4.4
  Total revenues ($ in millions)         76.6  71.7  71.8  76.5  69.7
Gross margin %                           29.9  30.3  29.2  32.1  33.1
Selling expense %                        10.5  10.4   9.9   9.2  10.0
General and admin expense %              20.1  21.5  21.6  19.9  19.5
Operating income (loss) %                (0.6) (1.6) (2.4)  3.0   3.6
Utilization %                            79.0  74.5  73.8  70.9  75.5
Total associates                         2719  2500  2434  2435  2409
Billable associates                      1380  1319  1282  1293  1279
Outsourcing associates                   1012   809   800   817   782
Days sales outstanding                     36    38    41    37    40



Delivery Units Selected Financial Metrics

Health Delivery Services                  Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Revenues before reimbursements
 (net revenues)
 ($ in millions)                         15.6  17.1  16.0  17.8  18.0
Out-of-pocket reimbursable expenses
 ($ in millions)                          2.5   2.5   2.5   2.7   2.6
Total revenues ($ in millions)           18.1  19.6  18.5  20.5  20.6
Gross margin %                           34.6  38.4  32.7  37.0  44.8
Utilization %                            75.0  75.1  72.3  73.1  80.7
Billable associates                       272   277   256   254   250
Total associates                          300   313   294   286   283


Health Delivery Outsourcing               Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Revenues before reimbursements
 (net revenues)
 ($ in millions)                         35.3  28.7  30.8  31.6  27.0
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.2   0.1   0.1   0.2
Total revenues ($ in millions)           35.5  28.9  30.9  31.7  27.2
Gross margin %                           16.7  13.7  16.9  20.2  16.7
Total associates                          882   636   632   609   594


Health Plan                               Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Revenues before reimbursements
 (net revenues)
 ($ in millions)                          4.9   4.1   4.0   3.9   3.8
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.7   0.6   0.6   0.7   0.5
Total revenues ($ in millions)            5.6   4.7   4.6   4.6   4.3
Gross margin %                           32.4  23.7  18.7  27.6  30.8
Utilization %                            85.0  67.5  73.1  81.0  77.1
Billable associates                        61    58    63    51    44
Total associates                           84    75    79    57    51


Life Sciences                             Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Revenues before reimbursements
 (net revenues)
 ($ in millions)                          7.3   8.8   8.7   9.5   8.8
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.3   0.2   0.2   0.3   0.3
Total revenues ($ in millions)            7.6   9.0   8.9   9.8   9.1
Gross margin %                           42.9  46.3  48.6  49.5  42.4
Utilization %                            75.9  78.1  68.0  56.2  58.8
Billable associates                       153   135   147   181   205
Total associates                          184   196   218   228   257


Government and Technology Services        Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Revenues before reimbursements
 (net revenues)
 ($ in millions)                          8.8   8.6   8.1   8.7   7.3
Out-of-pocket reimbursable expenses
 ($ in millions)                          0.2   0.2   0.2   0.2   0.2
Total revenues ($ in millions)            9.0   8.8   8.3   8.9   7.5
Gross margin %                           42.1  44.9  40.2  40.4  40.0
Utilization %                            86.9  78.4  77.1  77.5  83.3
Billable associates                       459   454   395   386   349
Total associates                          517   508   454   436   399


Shared Services Centers                   Q3     Q2    Q1    Q4    Q3
                                         2005   2005  2005  2004  2004
Billable associates                       421   380   407   406   415
Outsourcing associates                    115   162   158   164   142
Total associates                          615   610   598   613   617
Utilization %                            73.5  70.1  74.3  69.0  74.7

    CONTACT: First Consulting Group
             Luther Nussbaum, 562-624-5200
             or
             Thomas Reep, 562-624-5250